Exhibit 5.1

June 27, 2006

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Re:	Registration Statement on Form S-8 for Koppers Holdings Inc. 2005 Long Term Incentive Plan

Gentlemen:

We have acted as counsel to Koppers Holdings Inc., a Pennsylvania corporation (the “Company”), in connection with the above-captioned Registration Statement (the “Registration Statement”) relating to up to 2,089,448 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) which may be purchased by or awarded to certain employees of the Company pursuant to the Company’s 2005 Long Term Incentive Plan (the “Plan”). In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and reissued under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

In connection with this opinion, we have examined, among other things:

(1) the Articles of Incorporation and Bylaws of the Company, as amended to date;

(2) actions taken by the Board of Directors of the Company on December 7, 2005 adopting the Plan and authorizing the issuance of up to 2,089,448 shares of Common Stock under the Plan;

(3) action taken by the shareholders of the Company on December 7, 2005 approving the adoption of the Plan; and

(4) the Plan, as currently in effect.

Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 2,089,448 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and federal laws of the United States of America and the foregoing opinion is limited to such laws.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Opinion.”

Yours truly,

REED SMITH LLP

JGA:HTF:RKM

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